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
                                                                                             --------------------------------------
                                                                                            |              OMB APPROVAL            |
 -----------                                                                                |--------------------------------------|
|   FORM 3  |                                                                               |  OMB Number                3235-0104 |
 -----------                                                                                |  Expires:         September 30, 1998 |
                                                                                            |  Estimated average burden            |
                                                                                            |    hours per response . . .     0.5  |
                                                                                             --------------------------------------
                                         U.S. SECURITIES AND EXCHANGE COMMISSION
                                                 Washington D.C. 20549

                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                          Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* | 2.  Date of Event Re-  | 4. Issuer Name and Ticker or Trading Symbol
                                         |     quiring Statement  |
   Eckert III     Alfred        C.       |     (Month/Day/Year)   |    Westpoint Stevens, Inc.  (NASDAQ: WXS)
-----------------------------------------|                        |-----------------------------------------------------------------
   (Last)         (First)    (Middle)    |         10/24/00       | 5. Relationship of Reporting        | 6. If Amendment, Date of
                                         |                        |    Person(s) to Issuer              |    Original
-----------------------------------------|------------------------|    (Check all applicable)           |    (Month/Day/Year)
                                         | 3. I.R.S. Identifica-  | X  Director       __ 10% Owner      |---------------------------
                                         |    tion Number of      | __ Officer (give  __ Other (specify | 7. Individual or Joint/
    500 Campus Drive, Suite 220          |    Reporting Person,   |    title below)      below)         |    Group Filing
-----------------------------------------|    if an entity        |    ______________________________   |    (Check Applicable List)
               (Street)                  |    (Voluntary)         |                                     | X  Form filed by One
                                         |                        |                                     |    Reporting Person
                                         |                        |                                     |    Form filed by More than
  Florham Park      NJ        07932      |                        |                                     |    One Reporting Person
-----------------------------------------|------------------------------------------------------------------------------------------
   (City)        (State)      (Zip)      |                   Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                           | 2. Amount of Securities | 3. Ownership        | 4. Nature of Indirect Beneficial
     (Instr. 4)                                 |    Beneficially Owned   |    Form: Direct     |    Ownership
                                                |    (Instr. 4)           |    (D) or Indirect  |    (Instr. 5)
                                                |                         |    (I) (Instr. 5)   |
------------------------------------------------|-------------------------|---------------------|-----------------------------------
Common Stock, par value $.01 per share          |              (1)        |          I(1)       |            (1)
------------------------------------------------|-------------------------|---------------------|-----------------------------------
                                                |                         |                     |
------------------------------------------------|-------------------------|---------------------|-----------------------------------
                                                |                         |                     |
------------------------------------------------|-------------------------|---------------------|-----------------------------------
                                                |                         |                     |
------------------------------------------------|-------------------------|---------------------|-----------------------------------
                                                |                         |                     |
------------------------------------------------|-------------------------|---------------------|-----------------------------------
                                                |                         |                     |
------------------------------------------------|-------------------------|---------------------|-----------------------------------
                                                |                         |                     |
------------------------------------------------|-------------------------|---------------------|-----------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)


FORM 3 (Continued)

        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security | 2. Date Exercisable and | 3. Title and Amount of   | 4. Conver-  | 5. Owner-     | 6. Nature of
   (Instr. 4)                   |    Expiration Date      |    Securities Underlying |    sion or  |    ship       |    Indirect
                                |    (Month/Day/Year)     |    Derivative Security   |    Exercise |    Form of    |    Beneficial
                                |                         |    (Instr. 4)            |    Price of |    Derivative |    Ownership
                                |                         |                          |    Deri-    |    Security:  |    (Instr. 5)
                                |                         |                          |    vative   |    Direct     |
                                |-------------------------|--------------------------|    Security |    (D) or     |
                                |  Date      |  Expira-   |  Title  |  Amount or     |             |    Indirect   |
                                |  Exer-     |  tion      |         |  Number of     |             |    (I)        |
                                |  cisable   |  Date      |         |  Shares        |             |    (Instr. 5) |
--------------------------------|-------------------------|---------|----------------|-------------|---------------|----------------
No securities owned             |                         |         |                |             |               |
--------------------------------|-------------------------|---------|----------------|-------------|---------------|----------------
                                |                         |         |                |             |               |
--------------------------------|-------------------------|---------|----------------|-------------|---------------|----------------
                                |                         |         |                |             |               |
--------------------------------|-------------------------|---------|----------------|-------------|---------------|----------------
                                |                         |         |                |             |               |
--------------------------------|-------------------------|---------|----------------|-------------|---------------|----------------
                                |                         |         |                |             |               |
--------------------------------|-------------------------|---------|----------------|-------------|---------------|----------------
                                |                         |         |                |             |               |
------------------------------------------------------------------------------------------------------------------------------------


    Explanation of Responses:

(1)  Greenwich  Street Capital  Partners II, L.P. ("GSCP II") is the direct  beneficial  owner of 4,073,200  shares of Common Stock.
     Alfred C. Eckert III may be deemed to  beneficially  own such  securities  indirectly in his capacity as (a) managing member of
     Greenwich  Street  Investments  II, L.L.C.,  which is the general  partner of GSCP II, (b) senior limited partner of GSCP (NJ),
     L.P., which is the manager of GSCP II and (c) executive  officer of GSCP (NJ), Inc., which is the general partner of GSCP (NJ),
     L.P. Nothing in this Form 3 shall be construed as an admission that Mr. Eckert is, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Securities  Act") or otherwise,  the beneficial owner of any securities  reported on this Form 3 in which he does not have a pecuniary  interest as  calculated  pursuant to the rules and  regulations  promulgated under Section 16 of the Securities Act.

    ** Intentional misstatements or omissions of facts constitute Federal                  /s/ Alfred C. Eckert III         11/01/00
       Criminal Violations.                                                            ---------------------------------------------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       **Signature of Reporting Person       Date
    Note: File three copies of this Form, one of which must be  manually signed.
          If space provided is insufficient,
          See Instruction 6 for procedure.
    Potential  persons  who are to  respond  to the  collection  of  information contained in this form are not required to respond  unless the form displays a current valid OMB Number


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